UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (AMENDMENT NO. )*

                                   P-COM, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0001 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    693262206
                  --------------------------------------------
                                 (CUSIP Number)


                                 October 1, 2003
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 693262206                    13G                 Page  2  of   9 Pages
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Capital Group SPC, Ltd.(1)
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 19,420,000(2)
       OWNED BY    -------------------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  19,420,000(2)
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,420,000(2)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------
(1) On October 1, 2003, SDS Merchant Fund, L.P., a Delaware limited partnership, assigned and transferred all of the shares of common stock of the issuer beneficially owned by SDS Merchant Fund, L.P. to SDS Capital Group SPC, Ltd.
(2) Represents the number of shares of common stock of the issuer issuable upon the conversion of preferred stock and upon the exercise of warrants held by SDS Capital Group SPC, Ltd.

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CUSIP No. 693262206                    13G                 Page  3  of   9 Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Management, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    19,420,000
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  19,420,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,420,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 693262206                    13G                 Page  4  of   9 Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven Derby
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    19,420,000
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  19,420,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,420,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 693262206                    13G                 Page  5  of   9 Pages
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ITEM 1(a).        NAME OF ISSUER:

                  P-COM, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3175 S. Winchester Boulevard
                  Campbell, California 95008

ITEM 2(a).        NAME OF PERSON FILING.
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(c).        CITIZENSHIP.

                  SDS Capital Group SPC, Ltd. (the "Reporting Person") RK Consulting (Cayman) Ltd.
                  P.O. Box 174865
                  Cayman Corporate Center
                  27 Hospital Road
                  Georgetown, Grand Cayman
                  Cayman Islands
                  Cayman Islands corporation

                  SDS Management, LLC (the "Investment Manager")
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited liability company

                  Mr. Steven Derby ("Mr. Derby")
                  Sole Managing Member of the Investment Manager
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  United States citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.0001 per share

ITEM 2(e).        CUSIP NUMBER:

                  693262206

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

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CUSIP No. 693262206                    13G                 Page  6  of   9 Pages
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ITEM 4.           OWNERSHIP.

                  The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of February 5, 2004:

                  1.  The Reporting Person.

                  (a) Amount beneficially owned: 19,420,000 shares of common stock.

                  (b) Percent of Class: 8.4%

                  (c) Number of shares as to which such person has:

                         (i)   sole power to vote or direct the vote: 19,420,000

                         (ii)  shared power to vote or direct the vote: 0

                         (iii) sole power to dispose or direct the disposition
                               of: 19,420,000

                         (iv) shared power to dispose or direct the disposition of: 0

                  2.  The Investment Manager - same as Mr. Derby, see below.

                  3.  Mr. Derby.

                  (a) Amount beneficially owned: 19,420,000 shares of common stock.

                  (b) Percent of Class: 8.4%

                  (c) Number of shares as to which such person has:

                         (i)   sole power to vote or direct the vote: 0

                         (ii)  shared power to vote or direct the vote:
                               19,420,000

                         (iii) sole power to dispose or direct the disposition
                               of: 0

                         (iv) shared power to dispose or direct the disposition of: 19,420,000

                  On October 1, 2003, SDS Merchant Fund, L.P., a Delaware limited partnership, assigned and transferred all of the shares of common stock of the issuer beneficially owned by SDS Merchant Fund, L.P. to the Reporting Person.

                  The 19,420,000 shares of common stock of the issuer are issuable upon the conversion of preferred stock and the exercise of warrants held by the Reporting Person.

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CUSIP No. 693262206                    13G                 Page  7  of   9 Pages
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ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                  Certification pursuant to Rule 13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 693262206                    13G                 Page  8  of   9 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 6, 2004

                                          SDS CAPITAL GROUP SPC, LTD.
                                          By:  SDS Management, LLC
                                               its Investment Manager


                                          By:  /s/ Steven Derby
                                               ---------------------------------
                                                   Name:  Steven Derby
                                                   Title: Managing Member



                                          SDS MANAGEMENT, LLC


                                          By:  /s/ Steven Derby
                                               ---------------------------------
                                                   Name:  Steven Derby
                                                   Title: Managing Member



                                          /s/ Steven Derby
                                          --------------------------------------
                                                  Steven Derby

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CUSIP No. 693262206                    13G                 Page  9  of   9 Pages
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                                    EXHIBIT A
                             JOINT FILING AGREEMENT

         This Agreement is filed as an exhibit to this Schedule 13G being filed by SDS Capital Group SPC, Ltd., SDS Management, LLC and Mr. Steven Derby in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that this Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

         This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

         Dated:  February 6, 2004

                                          SDS CAPITAL GROUP SPC, LTD.
                                          By:  SDS Management, LLC
                                               its Investment Manager


                                          By:  /s/ Steven Derby
                                               ---------------------------------
                                                   Name:  Steven Derby
                                                   Title: Managing Member



                                          SDS MANAGEMENT, LLC


                                          By:  /s/ Steven Derby
                                               ---------------------------------
                                                   Name:  Steven Derby
                                                   Title: Managing Member



                                          /s/ Steven Derby
                                          --------------------------------------
                                                  Steven Derby